Exhibit 99.1
The J.M. Smucker Co. Announces Agreement to Divest Several Pet Food Brands as Part of Continued Portfolio Optimization and Long-Term Growth Strategy

ORRVILLE, Ohio, Feb. 8, 2023 -- The J.M. Smucker Co. (NYSE: SJM) announced today it has entered into a definitive agreement to sell several pet food brands to Post Holdings, Inc., a consumer-packaged goods holding company headquartered in St. Louis, Missouri. The transaction is valued at approximately $1.2 billion, consisting of $700 million in cash and approximately 5.39 million shares of common stock of Post Holdings, Inc.

The transaction includes the Rachael Ray® Nutrish®, 9Lives®, Kibbles ‘n Bits®, Nature’s Recipe®, and Gravy Train® brands as well as the Company’s private label pet food business. The transaction includes relevant trademarks and licenses, and the Company’s manufacturing and distribution facilities in Bloomsburg, Pennsylvania, as well as its manufacturing facilities in Meadville, Pennsylvania and Lawrence, Kansas. In addition, a group of employees will transition to Post Holdings, Inc. to support the business. The Company expects these brands to generate net sales of approximately $1.5 billion for the fiscal year ended April 30, 2023, which are primarily reported in the U.S. Retail Pet Foods segment.

“This divestiture supports our strategy to prioritize investments and resources in the areas of our business that offer the strongest growth and profit potential. In our pet business this is reflected in our focus on dog snacks and cat food, anchored by our Milk-Bone® and Meow Mix® brands, respectively,” said Mark Smucker, Chair of the Board, President and Chief Executive Officer. “Portfolio optimization and strategic resource allocation remain key drivers of our long-term growth. The execution of this proven strategy has helped us streamline our business, improve margin mix, and position the Company to deliver continued shareholder value.”

The Company expects the divestiture to be dilutive to its adjusted earnings per share by approximately $0.45 on a full-year basis, reflecting the foregone profit related to the divested brands and before factoring in any benefits from the use of transaction proceeds and the impact of stranded overhead costs. The Company anticipates replacing the divested earnings through the deployment of transaction proceeds and mitigating the impact of stranded overhead costs through initiatives within its Transformation Office over time.

The transaction is anticipated to close in the fourth quarter of the Company's current fiscal year ending April 30, 2023, subject to closing conditions including the receipt of required regulatory approvals. Goldman Sachs & Co., LLC is serving as the Company’s financial advisor and Wachtell, Lipton, Rosen & Katz is serving as the Company’s legal advisor in connection with the transaction.

The Company will discuss the transaction further during its prepared remarks at the Consumer Analyst Group of New York conference on Feb. 22, 2023 at 1:00 p.m. EST and when it releases its third quarter fiscal 2023 financial results on Feb. 28, 2023. The live webcasts and replays for both events can be accessed at the Company’s website: investors.jmsmucker.com.

Exhibit 99.1
The J.M. Smucker Co. Forward Looking Statements
This press release (“Release”) includes certain forward-looking statements within the meaning of federal securities laws. The forward-looking statements may include statements concerning our current expectations, estimates, assumptions and beliefs concerning future events, conditions, plans and strategies that are not historical fact. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “expect,” “anticipate,” “believe,” “intend,” “will,” “plan,” “strive” and similar phrases. Federal securities laws provide a safe harbor for forward-looking statements to encourage companies to provide prospective information. We are providing this cautionary statement in connection with the safe harbor provisions. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made, when evaluating the information presented in this Release, as such statements are by nature subject to risks, uncertainties and other factors, many of which are outside of our control and could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include, but are not limited to, the following: uncertainties relating to the timing of the consummation of the sale of certain pet food brands to Post Holdings, Inc. (the “Transaction”); the possibility that any or all of the conditions to the consummation of the Transaction may not be satisfied or waived, including failure to receive required regulatory approvals; the effect of the announcement or pendency of the Transaction on the Company’s ability to retain key personnel and to maintain relationships with customers, suppliers and other business partners; risks relating to potential diversion of management attention from the Company’s ongoing business operations; and those described under “Risk Factors” in reports and statements filed by the Company with the U.S. Securities and Exchange Commission. We do not undertake any obligation to update or revise these forward-looking statements to reflect new events or circumstances.
About The J.M. Smucker Co.
At The J.M. Smucker Co., it is our privilege to make food people and pets love by offering a diverse portfolio of brands available across North America. We are proud to lead in the Coffee, Consumer Foods, Dog Snacks and Cat Food categories by offering brands consumers trust for themselves and their families each day including Folgers®, Dunkin’®, Café Bustelo®, Jif®, Smucker’s® Uncrustables®, Smucker’s®, Milk-Bone® and Meow Mix®. Through our unwavering commitment to producing the highest quality products, operating responsibly and ethically and delivering on our Purpose, we will continue to grow our business and the positive impact we have on society. For more information, please visit jmsmucker.com.

The J.M. Smucker Co. is the owner of all trademarks referenced herein, except for Rachael Ray®, a registered trademark of Ray Marks II LLC, which is used under license, and Dunkin'® which is a trademark of DD IP Holder LLC. The Dunkin'® brand is licensed to The J.M. Smucker Co. for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, e-commerce and drug stores. This information does not pertain to products for sale in Dunkin'® restaurants.
Contacts:
The J.M. Smucker Co.: (330) 682-3000
Investors: Aaron Broholm, Vice President, Investor Relations – aaron.broholm@jmsmucker.com
Media: Abbey Linville, Vice President, Corporate Communications – abbey.linville@jmsmucker.com